Exhibit 1

                                    AMENDMENT

                                       TO

                            STOCK PURCHASE AGREEMENT


          THIS AMENDMENT to that certain STOCK PURCHASE AGREEMENT (the "Stock Purchase Agreement"), dated as of October 19, 1999, is by and between WILLIAM H. FOGARTY, RICHARD E. KLEIN, THOMAS F. MONROE, ROGER BECKSTEAD and LARRY KELLEY, individuals (collectively, "Purchaser"), and LOIS/USA INC., a Delaware corporation ("Seller").

                                   WITNESSETH

          WHEREAS, the Purchaser and the Seller entered into the Stock Purchase Agreement;

          WHEREAS, on December 1, 1999 the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved the sale by the Seller to the Purchaser of all the issued and outstanding common stock, par value $1.00 per share (the "Shares"), of Fogarty & Klein, Inc., a Texas corporation ("F&K"), subject to certain amendments to the terms and conditions of such sale and the entry by the Bankruptcy Court of an order (the "Sale Order") authorizing the sale of the Shares in accordance with the Stock Purchase Agreement, as amended hereby; and

          WHEREAS, Purchaser and Seller wish to amend the Stock Purchase Agreement in accordance with the terms hereof.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I

                   AMENDMENTS TO THE STOCK PURCHASE AGREEMENT

          Section 1.1. AMENDMENT TO SECTION 6 OF THE STOCK PURCHASE AGREEMENT.
(a) Section 6(a) of the Stock Purchase Agreement is hereby amended by adding the phrase "(subordinated to the Green Tree Debt pursuant to a subordination agreement acceptable to Green Tree and subordinated to Purchaser's obligation to the Seller hereunder pursuant to a subordination agreement acceptable to Seller)" after the words "after the Closing" in the eleventh line thereof.

          (b) Section 6(b) of the Stock Purchase Agreement is hereby amended by adding the phrase ", but in no event later than February 29, 2000, subject to extension by agreement of Purchaser, Seller, the Official Committee of the Unsecured Creditors of Seller and the Required Lenders under the Loan and Security Agreement" after the words "Revolving Loan Maturity Date (as defined in EXHIBIT "D" hereof)" in the second line thereof.

          (c) The Stock Purchase Agreement is hereby amended by adding the following after subsection (c) of Section 6 thereof:

          (d) RESALE BY PURCHASER. If (i) Purchaser enters into a binding agreement to sell or otherwise transfer the stock and/or assets of the Company on or before June 30, 2001 in an arms-length transaction to a party unaffiliated with either Purchaser or the Company (a "Resale") and (ii) such Resale is consummated, then Purchaser shall pay to Seller as additional Purchase Price 50% of the proceeds of the Resale, if any, in excess of the sum of (x) $9 million, (y) $4.375 million and
          (z) any debt and/or equity loaned and/or contributed by Purchaser to the Company on or after the Closing Date pursuant to subparagraph (a) above.

          (e) CONTINGENT EXCESS REVENUE PAYMENTS. Notwithstanding anything to the contrary in this Agreement, Purchaser shall cause the Company to make the additional payments of Purchase Price set forth below if the Company exceeds certain Revenue levels. For purposes of the Section 6(e), the term "Revenues" includes media commissions, fees, hourly billings, production mark-ups and other income of the Company (less amounts billed to clients which have not been collected within 90 days of the billing date), but shall exclude any pass-through media and production payments made by the Company's clients to the Company as agent on their behalf, all as determined in accordance with generally accepted accounting principles for the advertising industry.

               (i) CALENDAR YEAR 2000. If the Company's Revenues for calendar year 2000 exceed $18 million, the Purchasers agree to cause the Company to pay to Seller (A) 20% of the first $1 million of revenues exceeding $18 million and (B) 40% of any Revenues exceeding $19 million. Payments, if any, due Seller under this subsection shall be paid by the Company as follows: (X) one third of such amount on or before March 31, 2001, (Y) one third of such amount on or before March 31, 2002 and (z) one third of such amount on or before March 31, 2003.

               (ii) SIX MONTHS BEGINNING JANUARY 1, 2001 AND ENDING JUNE 30, 2001. If the Company's Revenues for six month period commencing January 1, 2001 and ending June 30, 2001 exceed $9.5 million, the Purchasers agree to cause the Company to pay to Seller (A) 20% of the first $1 million of revenues exceeding $9.5 million and (B) 40% of any Revenues exceeding $10.5 million. Payments, if any, due Seller under this subsection shall be paid by the Company as follows: (X) one third of such amount on or before September 30, 2001, (Y) one third of such amount on or before September 30, 2002 and (z) one third of such amount on or before September 30, 2003.

               (iii) INTEREST UPON PAYMENT DEFAULT. None of the payments, if any, due to Seller by the Company under subsection (i) or (ii) of this Section 6(e) shall bear interest if paid when due. However, past due payments, if any, shall bear and accrue interest at the rate of 8% per annum from the due dates specified above through and including the actual date of payment.

          (f) OFFSET RIGHTS BY PURCHASER IN THE EVENT OF RESALE. Notwithstanding the foregoing, in the event of a Resale, Purchaser's obligation to cause the Company to make further additional payments of Purchase Price provided for in subsection (e) above shall terminate with respect to periods occurring after the consummation of the Resale but any existing obligation to make additional payments of Purchase Price shall remain in full effect and shall be accelerated to the date of the consummation of the Resale (such amounts being herein referred to as "Accelerated Excess Revenue Payments"). Upon the consummation of a Resale, Seller shall be entitled to receive the greater of (i) the amount calculated in accordance with subsection (d) above (offset by any amounts previously paid pursuant to subsection (e)) and (ii) any Accelerated Excess Revenue Payments.

          Section 1.2. AMENDMENT TO SECTION 16(H) OF THE STOCK PURCHASE AGREEMENT. Section 16(h) of the Stock Purchase Agreement is hereby amended by replacing the word "Texas" with the words "New York" in the second, eleventh and thirteenth lines thereof and replacing the words "Harris County" with the words "New York County" in the eleventh line thereof.

          Section 1.3. AMENDMENT TO EXHIBIT "B" TO THE STOCK PURCHASE AGREEMENT. Exhibit "B" to the Stock Purchase Agreement is hereby amended by adding the following paragraph before the calculation of the total purchase price:

          Notwithstanding the foregoing, the Purchaser agrees to pay Seller the sum of $1 million (the "Guaranteed Payment") on the Settlement Date without offset of any kind, but in no event later than March 31, 2000; PROVIDED, HOWEVER, that the Guaranteed Payment, when actually received by Seller, shall be offset against any other amounts which may otherwise be due Seller from Purchaser under the Agreement, including, without limitation, amounts payable under Section (C) of this Exhibit "B".

          Section 1.4. AMENDMENT TO EXHIBIT "D" TO THE STOCK PURCHASE AGREEMENT. Exhibit "D" to the Stock Purchase Agreement is hereby amended by deleting such exhibit in its entirety and by substituting therefor EXHIBIT "D" attached hereto.

                                   ARTICLE II

                                   THE CLOSING

          Section 2.1. THE CLOSING. The parties hereto agree that the Closing shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden lane, New York, New York 10038 on December 31, 1999.

          Section 2.2. ACCEPTANCE OF FACSIMILE SIGNATURES. The parties agree that any instrument, document, certificate or agreement required to be delivered as a condition to the Closing will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile transmission shall be treated in all respects as having the same effect as an original signature.

          Section 2.3. WAIVER OF SECTION 7(B) OF THE STOCK PURCHASE AGREEMENT. The Purchaser hereby expressly waives the satisfaction by the Seller of the obligation contained in Section 7(b) of the Stock Purchase Agreement in connection with the Closing.

                                   ARTICLE III

                                  MISCELLANEOUS

          Section 3.1. RATIFICATION. Except as expressly amended hereby, all of the provisions of the Stock Purchase Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein. Nothing contained herein shall affect the terms of the last paragraph of EXHIBIT "B" to the Stock Purchase Agreement.

          Section 3.2. SEPARATE COUNTERPARTS. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

          Section 3.3. ACCEPTANCE OF FACSIMILE SIGNATURES. The parties agree that this Amendment will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile transmission shall be treated in all respects as having the same effect as an original signature.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 31st day of December, 1999.

                                  SELLER:

                                  LOIS/USA INC.


                                  By: /s/ ROBERT K. STEWART
                                     -----------------------------
                                     Name: Robert K. Stewart
                                     Title: Chief Financial Officer


                                  PURCHASER:

                                  /s/ WILLIAM H. FOGARTY
                                  -------------------------------
                                  William H. Fogarty

                                  /s/ RICHARD E. KLEIN
                                  -------------------------------
                                  Richard E. Klein

                                  /s/ THOMAS F. MONROE
                                  -------------------------------
                                  Thomas F. Monroe

                                  /s/ ROGER BECKSTEAD
                                  -------------------------------
                                  Roger Beckstead

                                  /s/ LARRY KELLEY
                                  -------------------------------
                                  Larry Kelley

                                                           Exhibit D


                       FORBEARANCE AND AMENDMENT AGREEMENT

          This Forbearance and Amendment Agreement (this "Agreement") is entered into as of the 31st day of December, 1999, by and among WILLIAM H. FOGARTY ("Fogarty"), RICHARD E. KLEIN ("Klein," and, together with Fogarty, the "Contributing FKP Buyers"), ROGER BECKSTEAD, THOMAS F. MONROE, and LARRY KELLEY (the Contributing FKP Buyers, together with the other foregoing individuals, the "FKP Buyers"), ZYX INC. (formerly LOIS/USA WEST INC.), a Delaware corporation ("West"), LOIS/USA CHICAGO INC., a Delaware corporation ("Chicago"), LOIS/USA NEW YORK INC., a Delaware corporation ("New York"), Fogarty & Klein, Inc., a Texas corporation ("FKP"), YEAR 2K COMMUNICATIONS, INC., a Delaware corporation ("Y2K") (West, Chicago, New York, FKP and Y2K are collectively referred to herein as the "Borrowers" and individually as a "Borrower"), LOIS/USA INC., as debtor and debtor-in-possession ("Parent"), CONSECO FINANCE SERVICING CORP., f/k/a Green Tree Financial Servicing Corporation, a Delaware corporation (in its individual capacity, "Conseco"), for itself, as Lender, as Swingline Lender and as Agent for Lenders, and the other Lenders signatory hereto.

                                    RECITALS

          WHEREAS, Borrowers, the Agent and the Lenders are parties to that certain Loan and Security Agreement dated as of June 17, 1999 (as the same has been or may hereafter be amended, restated, supplemented, extended or otherwise modified, the "Loan Agreement");

          WHEREAS, certain Specified Defaults (as defined below) have occurred and are continuing or are expected to occur under the Loan Agreement;

          WHEREAS, the Parent and the FKP Buyers have entered into a Stock Purchase Agreement dated as of October 19, 1999 (as amended, the "Stock Purchase Agreement"), pursuant to which (i) the Parent has agreed to sell all of the capital stock of FKP to the FKP Buyers subject to the first priority lien of Agent (for itself and for the Lenders) and a second priority lien in favor of Parent, and (ii) the Contributing FKP Buyers have agreed to make an equity contribution to FKP of $2,000,000 at the closing of the Stock Purchase Agreement and up to an additional $3,000,000 subject to certain terms and conditions;

          WHEREAS, in order to, among other things, effectuate the transactions contemplated by the Stock Purchase Agreement, the Parent, on October 20, 1999 (the "Initial Petition Date"), and Chicago and New York (the Parent, Chicago and New York are collectively referred to herein as the "Debtors"), on October 26,1999, filed voluntary petitions for relief under the federal Bankruptcy Code, 11 U.S.C. ss. 101 ET SEq. (the "Bankruptcy Code") in the Southern District of New York (such bankruptcy cases, the "Bankruptcy Cases").

          WHEREAS, the Lenders have consented to the limited use of cash collateral by the Parent in the Bankruptcy Case pursuant to the Stipulation And Agreed Order (1) Authorizing Debtors' Use Of Cash Collateral, (2) Authorizing Debtors To Incur Post-Petition Secured Indebtedness And To Cross Guaranty Same,
(3) Granting Security Interests And Priority Pursuant To 11 U.S.C. ss. 364(C) And (4) Modifying Automatic Stay (the "Cash Collateral Order"), and all obligations and liabilities of the Parent under the Cash Collateral Order constitute part of the Obligations for which the Borrowers are jointly and severally liable and which are secured by all of the Collateral, and the Stock of FKP and the other Borrowers;

          WHEREAS, the parties to the Stock Purchase Agreement are not willing to consummate the transactions contemplated by the Stock Purchase Agreement unless the Agent and the Lenders agree, subject to the terms and conditions of this Agreement, to continue to make Loans to FKP and to forbear from exercising certain rights and remedies against FKP or the Stock of FKP, notwithstanding the Specified Defaults, for a limited period of time;

          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement, and the consummation of the transactions contemplated by the Stock Purchase Agreement is a condition precedent to the execution and delivery of this Agreement; and

          WHEREAS, concurrently herewith, the Parent and the FKP Buyers have consummated the sale of the Stock of FKP to the FKP Buyers and the Contributing FKP Buyers have made an equity contribution and/or subordinated loan to FKP in the amount of $2,000,000 and have executed and delivered a Capital Call Agreement (as defined below) obligating the Contributing FKP Buyers to make additional equity contributions and/or subordinated loans up to $3,000,000 in cash under certain circumstances.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS.

          1.1 As used herein, the following terms shall have the meanings set forth below:

          "Forbearance Default" means (a) the occurrence of any Default or Event of Default (other than the Specified Defaults) (i) relating in any respect to FKP, its business or its assets or (ii) caused to any material degree by FKP or any of its officers, directors, shareholders, employees, agents or other representatives; (b) failure of FKP or, to the extent FKP aids and abets, assists, cooperates or otherwise contributes to such failure, the failure of Parent or any Non-FKP Borrower, to timely comply with any term, condition or covenant set forth in this Agreement or the Stock Purchase Agreement; (c) any occurrence having a Material Adverse Effect with respect to FKP (other than the Specified Defaults) during the Forbearance Period; (d) if any representation made by FKP, or, to the extent FKP knew as of the Effective Date that such representation was materially false, any representation made by Parent or any Non-FKP Borrower under or in connection with this Agreement shall prove to be materially false as of the date when made; (e) if FKP or any other person or entity claiming by or through FKP commences, joins in, assists, cooperates or participates as an adverse party or adverse witness in any suit or other proceeding against the Agent or any Lender with respect to the Obligations or the Collateral securing same; or (f) the failure of any of the parties thereto (other than the Agent), including but not limited to the FKP Buyers and the Contributing FKP Buyers, as applicable, to timely comply with any term, condition or covenant set forth in the Capital Call Agreement (as defined below), the FKP Stock Pledge Agreement (as defined below), or the Control Agreements (as defined below) (the foregoing three agreements, collectively, the "FKP Buyer Agreements").

          "Forbearance Period" means the period of time from the Effective Date until the earlier to occur of (a) the Revolving Loan Maturity Date and (b) any Forbearance Default.

          "Specified Defaults" means (a) those Defaults and Events of Default
(i) which have occurred and are continuing as of the Effective Date and (ii) the existence of which the Agent is aware as of the Effective Date, and (b) any and all Defaults and Events of Default which may arise during the Forbearance Period solely as a result of any Borrower's failure to perform, keep or observe any of the covenants contained in subsections 7.11, 7.12, 7.13 or 8.8 of the Loan Agreement.

          "Termination Event" shall mean any of (a) the Maturity Date and (b) the occurrence of any Forbearance Default.

          1.2 Unless otherwise specified herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Loan Agreement, as amended by this Forbearance Agreement. Additionally, the following terms shall have the meanings defined for such terms in the Sections or documents set forth below:

         TERM                                          SECTION

         Accounts                                      5.1
         Agreement                                     Preamble
         Bankruptcy Cases                              Recitals
         Bankruptcy Code                               Recitals
         Borrowers                                     Preamble
         Borrower/Lender Documents                     11.2
         Borrower Representative                       5.1
         Capital Call Agreement                        6.1
         Cash Collateral Order                         Recitals
         Chicago                                       Preamble
         Claims                                        7
         Conseco                                       Preamble
         Contributing FKP Buyers                       Preamble
         Control Agreement                             6.1
         Effective Date                                5.1
         Enforcement Actions                           3.1
         Final FKP Purchase Agreement                  5.1
         FKP                                           Preamble
         FKP Borrowing Base                            5.1
         FKP Buyer Agreements                          1.1
         FKP Buyers                                    Preamble, 5.1
         FKP Loan Obligations                          5.1
         FKP Maximum                                   5.1
         FKP Stock Pledge Agreement                    6.1
         Fogarty                                       Preamble
         Forbear                                       3.1
         Forbearance and Amendment Agreement           5.1
         Forbearance Default                           1.1
         Forbearance Period                            1.1
         Klein                                         Preamble
         Initial Petition Date                         Recitals
         Lender Releasees                              7
         Loan Agreement                                Recitals
         Lottery Commission Account                    5.1
         Metro Account                                 5.1
         New York                                      Preamble
         Non-FKP Borrowers                             5.1
         Non-FKP Obligations                           5.1
         Parent                                        Preamble
         Revolving Loan Maturity Date                  5.1
         Specified Defaults                            1.1
         Stock Purchase Agreement                      Recitals
         Termination Event                             1.1
         Third Party Buyer                             5.1
         West                                          Preamble
         Y2K                                           Preamble

2. CONFIRMATION OF OBLIGATIONS AND EXISTING EVENTS OF DEFAULT.

          2.1 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that as of December 31, 1999, the aggregate amount of the principal balance of the outstanding Obligations under the Loan Agreement included at least the following amounts:

            Total Outstanding Loans                $4,364,090.42

The foregoing amounts include any Loans or other extensions of credit made to any Borrower or Parent on or after the Initial Petition Date. The foregoing amounts do not include all of the interest and fees and expenses to which Agent and Lenders are entitled. The Obligations listed above are outstanding, and Borrowers, the Parent and the FKP Buyers acknowledge and agree that they have no right of offset, defense, or counterclaim with respect to such Obligations.

          2.2 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that the Specified Defaults have occurred and are continuing as of the Effective Date and/or are expected to occur and continue through the Forbearance Period.

          2.3 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that subject to any applicable provisions of the Bankruptcy Code, the Specified Defaults permit Agent (or, where applicable, the Required Lenders) to exercise any rights and remedies set forth in the Financing Agreements, including but not limited to the rights and remedies set forth in Section 9 of the Loan Agreement.

3.   FORBEARANCE PERIOD.

          3.1 Except as otherwise specifically provided herein, during the Forbearance Period, the Agent and the Lenders shall forbear from exercising any default-related remedies against FKP or the Stock of FKP (such default-related remedies, "Enforcement Actions" and such agreements to forbear are collectively referred to herein as the agreement to "Forbear"); PROVIDED, HOWEVER, (i) FKP and the FKP Buyers shall comply during the Forbearance Period with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under any of the Financing Agreements and the FKP Buyer Agreements during the continuance of any Defaults or Events of Default, (ii) nothing herein shall restrict, impair or otherwise affect Agent's or any other Lender's or the Swingline Lender's rights and remedies under the Subordination Agreement or other agreements containing subordination provisions in favor of Agent or any other Lender or the Swingline Lender (including, without limitation, any rights or remedies available to Agent or any other Lender or the Swingline Lender as a result of the occurrence or continuation of any Specified Default) or amend or modify any provision thereof, and (iii) nothing herein shall limit, restrict or otherwise impair or affect any rights or remedies of any of Agent, Lenders and Swingline Lender against any Non-FKP Borrower or Parent or any obligations or liabilities of any Non-FKP Borrower or Parent thereunder. Upon a Termination Event, Agent, each Lender's and the Swingline Lender's agreement hereunder to Forbear during the Forbearance Period shall immediately terminate, without the requirement of any demand, presentment, protest or notice of any kind, all of which each of the Borrowers, the Parent and the FKP Buyers waives. All rights and remedies of Agent, Lenders and the Swingline Lender in connection with the Specified Defaults are hereby reserved and, except as otherwise expressly provided in this Section 3.1, may be exercised at any time (including during the Forbearance Period).

          3.2 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that no action taken by the Agent or any Lender prior to the date hereof, and nothing in this Agreement, shall: (x) create any obligation to (A) make any further Loans or issue any Lender Guaranties, except as set forth herein with respect to FKP, or (B) forbear from taking any or all Enforcement Actions after a Termination Event, (y) except as set forth in Section 5 hereof, constitute a waiver or modification of any term or condition of the Financing Agreements, or (z) constitute a waiver of any Default or Event of Default, any unsatisfied condition precedent or, except for the agreement to Forbear, otherwise prejudice any rights or remedies which the Agent and Lenders now have or may have in the future, including, without limitation, all rights and remedies in connection with the Specified Defaults. Nothing contained herein shall in any way be deemed to limit or prevent the Agent or the Required Lenders, upon the occurrence of a Termination Event, from taking any or all Enforcement Actions, in each case without notice or demand and at the option of Agent (in its discretion or upon demand by the Required Lenders). Without limiting the generality of the foregoing, subject only to Agent and each Lender's agreement to continue to Forbear during the Forbearance Period, Agent and Lenders expressly reserve all rights and remedies which Agent and Lenders now have or may have in the future, including, without limitation, all rights and remedies in connection with the Specified Defaults.

          3.3 Any agreement by Agent and Lenders to extend the Forbearance Period must be set forth in writing and signed by an officer of each such party. Each of the Borrowers, the Parent and the FKP Buyers acknowledges that neither Agent nor any Lender has made any assurances to any or all of the Borrowers, the Parent and the FKP Buyers concerning the likelihood of an extension of the Forbearance Period.

          3.4 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that any Revolving Loans, Swingline Loans or Lender Guaranties which the Agent, Lenders and the Swingline Lender make on or after the date hereof has been made by Agent, Lenders and the Swingline Lender in reliance upon, and as consideration for, among other things, the general releases contained in Section 7 hereof and the other covenants and agreements of Borrowers, the Parent and the FKP Buyers hereunder.

          3.5 Each of the Parent and the Borrowers reaffirms its obligation under the Loan Agreement and the other Financing Agreements and applicable law to remit immediately to Agent for application to the Obligations all proceeds of Collateral and the Pledged Collateral (as defined in the Parent Pledge Agreement). All payments by FKP to Agent, and all Collateral proceeds owned and remitted by FKP to Agent, shall be applied by Agent to the FKP Loan Obligations.

4.   LIBOR RATE LOANS.

          Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that as a result of the occurrence and continuation of the Specified Defaults, Borrowers are not and have not been entitled at any time from and after the occurrence thereof (including at any time during the Forbearance Period) to elect to have any Loans or other Obligations made, converted to or continued as LIBOR Rate Loans.

5.   AMENDMENTS TO LOAN AGREEMENT.

          5.1 Section 1.1 of the Loan Agreement is hereby amended to add the following definitions, or to the extent such definitions currently exist in
Section 1.1, to amend and restate same, in alphabetical order:

                    "'Accounts' shall mean all presently existing and hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, contracts, notes, drafts, acceptances and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now or hereafter owned or held by or payable to any Borrower relating in any way to Inventory or arising from the sale of Inventory, the rendering of services or the production of any form of advertising, marketing and promotional materials or the procurement of television and radio on-air time by any Borrower or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to any Borrower; all of any Borrower's rights as an unpaid vendor, including, without limitation, stoppage in transit, reclamation, rescission, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, Liens held by or granted to any Borrower to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all proceeds of insurance with respect thereto, including, without limitation, the proceeds of any applicable casualty or credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files (including, without limitation, all microfilm), computer printouts, computer runs, and other computer prepared information relating to any of the foregoing; PROVIDED, HOWEVER, that the foregoing definition of Accounts shall (a) exclude the Lottery Commission Account and the Metro Account and (b) include all proceeds and products of the Lottery Commission Account and the Metro Account."

                    "'Borrower Representative' means, with respect to the Non-FKP Borrowers, Parent, and, with respect to FKP, FKP."

                    "'Effective Date' means the date on which all of the conditions precedent to the effectiveness of the Forbearance and Amendment Agreement set forth in Section 9 thereof shall have been met to the satisfaction of Agent and Lenders."

                    "'Final FKP Purchase Agreement' means any fully executed definitive purchase agreement between the FKP Buyers, as sellers, and any third party reasonably acceptable to Agent and Lenders, as buyer ("Third Party Buyer"), which (a) provides for the sale of all of the Stock of FKP to the Third Party Buyer, (b) is in form and substance satisfactory to Agent and Lenders, (c) contains no financial, due diligence or board of approval contingencies, (d) provides for a purchase price sufficient to repay all of the Obligations in cash and
          (e) provides for such Stock sale to close within thirty days after the date of such agreement."

                    "'FKP Borrowing Base' means, as of any date of determination, an amount equal to the sum of (a) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of FKP LESS (b) $250,000, LESS (c) the aggregate amount of all payments and Collateral proceeds (not constituting Collateral or proceeds thereof owned by FKP) remitted by any Non-FKP Borrowers or Parent on or after the Effective Date to Agent for application to the Obligations PLUS (d) the aggregate amount of all new Loans or other extensions of credit made after the Effective Date to any or all of the Parent and the Non-FKP Borrowers."

                    "'FKP Buyers' means, collectively, William H. Fogarty, Richard E. Klein, Roger Beckstead, Thomas F. Monroe and Larry Kelley."

                    "'FKP Loan Obligations' means as of any date of determination, the lesser of (a) the Obligations as of such date of determinationand (b)(i) the sum of (x) all of the Obligations outstanding as of the Effective Date, plus (y) all extensions of credit made by Agent and Lenders on or after the Effective Date to Parent or any Non-FKP Borrower, including all fees, costs and expenses incurred by the Agent and Lenders in connection with such extensions of credit (provided that the sum of the amounts specified in clauses
          (b)(i)(x) and (b)(i)(y) shall in no event exceed $9,000,000), PLUS
          (ii) the aggregate amount of all new Loans or other extensions of credit (including the issuance of Lender Guaranties) made by Agent and Lenders to FKP after the Effective Date, PLUS (iii) all fees, costs and expenses chargeable under the Loan Agreement, and incurred by Agent or the Lenders after the Effective Date, LESS (iv) all payments made by FKP toward the Obligations after the Effective Date plus (v) interest on the net amount calculated pursuant to the foregoing clauses (b)(i), (ii), (iii) and (iv) at the applicable interest rate set forth in the Loan Agreement.

                    "'FKP Maximum' means, as of any date of determination, (a) $8,750,000, LESS (b) the aggregate amount of all payments and Collateral proceeds (not constituting Collateral or proceeds thereof owned by FKP) remitted by any Non-FKP Borrowers or Parent on or after the Effective Date to Agent for application to the Obligations, PLUS
          (c) the aggregate amount of all new Loans or other extensions of credit made after the Effective Date to any or all of the Parent and the Non-FKP Borrowers."

                    "'Forbearance and Amendment Agreement' means that certain Forbearance and Amendment Agreement dated as of December 31, 1999 by and among the FKP Buyers, the Parent, the Borrowers, the Agent and the Lenders."

                    "'Lottery Commission Account' means that certain account receivable arising out of the certain Contract for Advertising Services between the Texas Lottery Commission and FKP dated on or about July 14, 1999."

                    "'Metro Account' means that certain account receivable arising out of the certain Contract No. CT between The Metropolitan Transit Authority of Harris County, Texas and Fogarty Klein & Partners, 7155 Old Katy Road, Suite 100, Houston, Texas 77024 for Advertising and Marketing Services dated on or about November 15, 1996."

                    "'Non-FKP Borrowers' means, collectively, West, Chicago, New York and Y2K."

                    "'Non-FKP Obligations' means all Obligations other than the FKP Loan Obligations.

                    "'Revolving Loan Maturity Date' means February 29, 2000, as extended with the prior written consent of Parent, FKP, Required Lenders and the Official Committee of Unsecured Creditors in the Bankruptcy Cases."

          5.2 The Loan Agreement is hereby amended to confirm that any obligation of Agent, Lenders and the Swingline Lender to make any Loans to any Non-FKP Borrowers or to issue any Lender Guaranties to any Borrowers has been suspended; PROVIDED, HOWEVER, that (a) subject to the terms and conditions of the Loan Agreement and the other Financing Agreements, the Swingline Lender shall continue to make Swingline Advances to FKP and the Revolving Lenders shall continue to make Revolving Loans to FKP to the extent that and so long as the sum of the requested Loan plus the amount of Obligations then outstanding does not exceed the lesser of (i) the FKP Borrowing Base and (ii) the FKP Maximum, and (b) if Agent, the Lenders and the Swingline Lender elect in their sole discretion to make Revolving Loans or Swingline Loans or issue any Lender Guaranties to any Borrowers, such Revolving Loans, Swingline Loans and Lender Guaranties shall be governed by the terms of the Financing Agreements (as amended by this Agreement) and shall be secured by the Collateral and the Pledged Collateral (as defined in the Parent Pledge Agreement and the FKP Stock Pledge Agreement), and the Agent, Lenders and Swingline Lender shall be entitled to all rights, benefits and liens under the Financing Agreements with regard to such Revolving Loans, Swingline Loans and Lender Guaranties.

          5.3 Upon payment in full in cash of the FKP Loan Obligations on or before the Revolving Loan Maturity Date, Agent and Lenders shall release FKP from any liability for any Non-FKP Obligations and shall release all liens held by Agent (on behalf of itself as Agent and the Lenders) against property of FKP and the Stock of FKP (without releasing the Non-FKP Borrowers or liens on the property of the Non-FKP Borrowers). Agent and Lenders agree that no further notice of FKP's intention to pay the FKP Loan Obligations on or before the Revolving Loan Maturity Date shall be required (relative to the notice requirement set forth in Section 2.8 of the Loan Agreement).

          5.4 The following sentence shall be added to the end of the existing subsection 15.1 of the Loan Agreement:

                    "Without limiting the generality of the foregoing, and subject to the limitations of Section 11.18(b) of the Forbearance and Amendment Agreement, all of the Non-FKP Borrowers shall be jointly and severally liable for all of the Obligations, including all FKP Loan Obligations."

          5.5 Sections 5.1 through 5.4 hereof shall be deemed effective when all of the conditions precedent set forth in Section 9 hereof are satisfied. Except for the agreement to Forbear, the provisions of this Agreement shall survive any Termination Event.

6.   STOCK PURCHASE AGREEMENT.

          6.1 Agent, Lenders and the Swingline Lender hereby consent to the Stock Purchase Agreement and the transactions contemplated thereby, and waive any Default or Event of Default which arose solely by virtue of the execution of the Stock Purchase Agreement; provided that (a) the transactions contemplated by the Stock Purchase Agreement are consummated concurrently with the execution and delivery of this Agreement, (b) the FKP Buyers execute and deliver to the Agent
(i) a pledge agreement substantially similar to the Parent Pledge Agreement and otherwise in form and substance satisfactory to Agent (the "FKP Stock Pledge Agreement"), (ii) undated stock powers for all of the Stock of FKP to Agent and
(iii) UCC-1s covering the pledged Stock and related collateral, and (c) the Contributing FKP Buyers execute and deliver to the Agent (i) a capital call agreement, in form and substance satisfactory to Agent ("Capital Call Agreement") obligating the Contributing FKP Buyers to make in cash equity contributions and/or subordinated loans (subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Agent) aggregating up to $3,000,000 under certain circumstances (which equity contributions/subordinated loans shall be (in addition to the $2,000,000 to be advanced as an equity contribution and/or subordinated loan at the closing of the Stock Purchase Agreement) and shall be made from time to time in an amount equal to the greater of $1,000,000, or the amount necessary (A) to maintain the unused borrowing availability of FKP as provided in Section 5.2 hereof at a level no less than $250,000, (B) to pay any media-related accounts payable of FKP (including, without limitation, contractors involved in the production of any advertisements or promotions and accounts payable to the media outlets in which advertisements or promotions appear) to be paid on or before any deadline imposed by state law, and (C) to pay any accounts payable that has been outstanding for more than ninety (90) days since the applicable invoice date to the extent such accounts payable exceed $50,000 of all accounts payable of FKP, which Capital Call Agreement shall terminate upon the payment in full in cash of all of the FKP Loan Obligations; PROVIDED, HOWEVER, that any breach of the payment obligations of the Contributing FKP Buyers that arises prior to such termination shall survive such termination, until such time as any amounts that may be owed by the Contributing FKP Buyers to Parent have been paid in full,
(ii) one or more Control Agreements, in form and substance satisfactory to Agent (each a "Control Agreement" and collectively the "Control Agreements") pledging to the Agent, for the benefit of itself and the Lenders, as security for the Obligations, investment securities with a market value of at least $3,000,000 (which securities may be used to fund the capital contributions required under the Capital Call Agreement and which Control Agreements shall terminate upon the Contributing FKP Buyers' performance of their obligations under the Capital Call Agreement), and executed by the financial intermediaries which maintain the accounts containing the investment securities covered by the Control Agreements.

          6.2 Any portion of the purchase price or other amounts payable to Parent under the Stock Purchase Agreement or any agreement, instrument or document executed in connection therewith shall be promptly remitted to Agent for application to any outstanding Obligations or as cash collateral for any contingent Obligations.

          6.3 Each of the FKP Buyers hereby agrees and acknowledges that (a) the Stock of FKP which he is purchasing is subject to a valid, enforceable, perfected first priority Lien granted to Agent (for itself and the Lenders) by Parent pursuant to the Parent Pledge Agreement and by the FKP Buyers pursuant to the FKP Stock Pledge Agreement as security for the Obligations outstanding from time to time and (b) the Obligations shall continue to be secured by valid, enforceable, perfected first priority liens (subject to Permitted Liens) on all of the assets of FKP and the Non-FKP Borrowers.

          6.4 FKP hereby agrees, and each of the FKP Buyers hereby agrees to use commercially reasonable efforts to cause FKP, to pay in full in cash all FKP Loan Obligations on or before the Termination Date.

          6.5 Each of the parties hereby agrees that nothing in the Stock Purchase Agreement shall be deemed to amend, waive or otherwise modify any provisions of the Loan Agreement or the other Financing Agreements (it being understood and agreed that this Agreement includes all of the amendments and waivers to which Agent and the Lenders are agreeing in connection with the Stock Purchase Agreement and the transactions contemplated thereby).

7.   GENERAL RELEASE.

In consideration of, among other things, the forbearance and amendment provided for herein, and any other financial accommodations which Agent and Lenders elect to extend to Borrowers and/or the Parent, FKP forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, "Claims"), against any Agent, any Lender and any Swingline Lender (in their respective capacities as such or in any other capacity) and any of their respective subsidiaries and affiliates, and each of their respective successors, assigns, officers, directors, employees, agents, attorneys and other representatives (collectively, the "Lender Releasees"), based in whole or in part on facts, whether or not known, existing on or prior to the date of this Agreement. The receipt by FKP of any Loans or other financial accommodations made by Agent, Lenders and any Swingline Lender after the date hereof shall constitute a ratification, adoption and confirmation by FKP that the foregoing general release of all Claims of FKP against any Lender Releasee which are based in whole or in part on facts, whether or not known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. The provisions of this Section shall survive the termination of the Loan Agreement and payment in full of the Obligations.

8.   REPRESENTATIONS AND WARRANTIES.

          Each Borrower and the Parent represents and warrants to Agent and to each Lender as of the date hereof that:

          8.1 there are no other Defaults or Events of Default under the Loan Agreement and other Financing Agreements except for the Specified Defaults;

          8.2 each Borrower and the Parent has full power, authority and legal right to enter into this Agreement, and this Agreement has been duly authorized by each of the Borrowers' and the Parent' Boards of Directors;

          8.3 this Agreement, the Loan Agreement, and the other Financing Agreements constitute the legal, valid and binding obligations of the Borrowers and the Parent and are enforceable against the Borrowers and the Parent in accordance with their respective terms;

          8.4 Agent's and Lenders' security interests in the Collateral and the Agent's Lien (as defined in the Parent Pledge Agreement) on the Pledged Collateral (as defined in the Parent Pledge Agreement), continue to be valid, binding and enforceable first priority liens which secure the Obligations. No tax or judgment liens are currently of record against any Borrower or the Parent; and

          8.5 except for matters constituting the Specified Defaults, each of the representations, warranties, covenants and agreements of the Borrowers and the Parent set forth in the Loan Agreement is reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof.

9. CONDITIONS PRECEDENT. As conditions precedent to the effectiveness and validity of the provisions of this Agreement, all of the following conditions must be satisfied concurrently with or prior to the closing of the Stock Purchase Agreement:

          9.1 Each of the Borrowers, the Parent and the FKP Buyers will have executed and delivered to Agent copies of this Agreement;

          9.2 Any Borrower which is not a debtor in a bankruptcy case will have delivered to Agent valid resolutions of the Board of Directors of such Borrower authorizing the execution and delivery of this Agreement;

         9.3 The bankruptcy court having jurisdiction over the Bankruptcy Case of the Parent and any bankruptcy case of any Borrower will have entered an order, in form and substance satisfactory to Agent, approving the Parent's and any such Borrower's execution and delivery of, and performance under, this Agreement, the Stock Purchase Agreement and all related agreements.

          9.4 The Borrowers, the Parent and the FKP Buyers will have delivered to Agent a fully executed copy of the Stock Purchase Agreement;

          9.5 All representations and warranties of Borrowers and the Parent contained herein shall be true and correct;

          9.6 Agent, Lenders and the Swingline Lender will have executed and delivered to Agent copies of this Agreement;

          9.7 The Contributing FKP Buyers will have made a cash equity contribution and/or subordinated loan of $2,000,000 to FKP (and to the extent such payment is in the form of a subordinated loan, executed and delivered a subordination agreement in favor of Agent and Lenders in form and substance satisfactory to Agent), and the FKP Buyers will have executed and delivered to Agent the FKP Stock Pledge Agreement (together with stock powers executed in blank and UCC-1 financing statements), the Capital Call Agreement and the Control Agreement, fully executed by all parties thereto other than the Agent and the Lenders.

          9.8 The documentation under which the Parent is granted junior liens on the Stock and assets of FKP shall contain subordination provisions satisfactory to Agent and shall otherwise be in form and substance satisfactory to Agent.

10.  COVENANTS.

          10.1 [Intentionally Omitted]

          10.2 On the first Business Day of each week until the FKP Loan Obligations are paid in full in cash, FKP shall deliver to Agent a report (in form and substance satisfactory to Agent) setting forth for the immediately preceding Friday (a) the FKP Borrowing Base, (b) an aging of the accounts payable of FKP (broken down by media-related and non-media-related accounts payable), (c) (i) the aggregate amount (expressed in dollars and as a percentage of all outstanding media-related or non-media-related accounts payable, as applicable) of accounts payable (broken down by media-related and non-media-related accounts payable) which have been outstanding for more than 90 days from the applicable invoice date, (d) a separate aging of the media-related accounts payable the payment of which is governed by statute, with a separate listing of all such accounts payable which have been outstanding for more than 30 days from the applicable invoice date, and (e) any other information reasonably requested by Agent from time to time relating to any accounts payable or other liabilities of FKP or to any Collateral owned by FKP.

          10.3 On the first Business Day of each week, FKP shall provide the Agent with a report setting forth its cash flow forecast (in form and substance satisfactory to Agent) for the immediately following thirty (30) day period or such other period as requested by Agent.

          10.4 FKP (a) shall pay each account payable required by statute to be paid within a certain time period to be paid within such time period and (b) shall not permit at any time the aggregate amount of accounts payable outstanding for more than 90 days after the applicable invoice date to exceed $50,000 of all outstanding accounts payable.

11.  GENERAL PROVISIONS.

          11.1 ACCURACY OF RECITALS. The recitals to this Agreement are true and correct.

          11.2 INTEGRATION. This Agreement, the Financing Agreements, and the other written agreements, instruments and documents entered into in connection therewith (collectively, the "Borrower/Lender Documents") set forth in full the terms of agreement between the parties and are intended as the full, complete and exclusive contract governing the relationship between the parties, superseding all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect thereto.

          11.3 AMENDMENT. The Loan Agreement, as amended by Sections 5 and 11.18 hereof, may only be amended or modified in accordance with the terms of Section 13 of the Loan Agreement. No term of this Agreement may be modified or amended except in a writing signed by the party against whom enforcement of the modification or amendment is sought.

          11.4 NO WAIVER. Agent's or any Lender's failure, at any time or times, to require strict performance by any of the parties hereto of any provision of this Agreement and any of the other Financing Agreements shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.3 hereof, none of the undertakings, agreements, warranties, covenants and representations of any of the parties hereto contained in this Agreement and no Default or Event of Default by any of the parties hereto shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver. Except as expressly provided to the contrary in this Agreement, all the terms, conditions and provisions of the Borrower/Lender Documents shall continue in full force and effect.

          11.5 APPLICABLE LAW; SEVERABILITY. This Agreement has been submitted to the Agent and Conseco at its office in Illinois, and this Agreement shall not be binding upon the Agent or any Lender or effective until accepted by the Agent and each Lender and shall be construed in all respects in accordance with, and governed by, all of the provisions of the Code and by the other internal laws (as opposed to conflicts of law provisions) of the State of Illinois, except for the perfection and enforcement of Liens in other jurisdictions which shall be governed by the laws of those jurisdictions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          11.6 SUBMISSION TO JURISDICTION; WAIVER OF JURY AND BOND. EACH OF THE PARTIES HERETO SUBMIT TO THE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IF APPLICABLE, AND, TO THE EXTENT SUCH BANKRUPTCY COURT HAS NO SUCH JURISDICTION, TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION WHICH IT OR HE MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT OR HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT OR HIM AT THE ADDRESS SET FORTH IN SUBSECTION 10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO SUCH PERSON'S ADDRESS. THE BORROWERS, THE PARENT AND THE FKP BUYERS DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604 AND SUCH OTHER PERSON AS MAY HEREAFTER BE SELECTED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS WHICH IRREVOCABLY AGREES IN WRITING TO SO SERVE AS THEIR AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE BORROWERS, THE PARENT AND THE FKP BUYERS AT THE ADDRESS PROVIDED IN SUBSECTION 10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICES OF PROCESS. IF ANY AGENT APPOINTED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS REFUSES TO ACCEPT SERVICE, THE BORROWERS, THE PARENT AND THE FKP BUYERS HEREBY AGREE THAT SERVICE UPON IT OR HIM BY MAIL OR OTHERWISE IN ACCORDANCE WITH SUBSECTION 10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, SHALL CONSTITUTE SUFFICIENT NOTICE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY LENDER. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS, THE PARENT, THE FKP BUYERS OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTIONS. THE BORROWERS, THE PARENT AND THE FKP BUYERS WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO ABOVE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. NOTHING HEREIN SHALL LIMIT THE JURISDICTION OF THE BANKRUPTCY COURT.

          11.7 PAYMENT OF EXPENSES. Borrowers acknowledge and reaffirm their joint and several obligation under subsection 2.11 of the Loan Agreement to, among other things, pay all costs and fees in conjunction with the negotiations, preparation and enforcement of this Agreement.

          11.8 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          11.9 TIME OF ESSENCE. Time is of the essence in the payment and performance of each of the obligations of the Borrowers and the Parent and with respect to all conditions to be satisfied by the Borrowers and the Parent.

          11.10 ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

          11.11 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          11.12 FURTHER ASSURANCES. Each of the Borrowers, the Parent and the FKP Buyers agrees to take all further actions and execute all further documents as Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement.

          11.13 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be given in accordance with subsection 10.12 of the Loan Agreement or the FKP Stock Pledge Agreement, as applicable.

          11.14 ACCEPTANCE OF FACSIMILE SIGNATURES. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

          11.15 SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11.16 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of all Borrowers, Parent, FKP Buyers, Agent, Lenders, Swingline Lenders and their respective successors and assigns (including, in the case of any Borrower or the Parent, a debtor-in-possession or Chapter 7 or Chapter 11 Trustee on behalf of such Borrower or the Parent), except as otherwise provided herein. No Borrower or the Parent may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or the Parent without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each of the Borrowers, the Parent, the FKP Buyers, the Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

          11.17 REFERENCE TO AND EFFECT UPON THE LOAN AGREEMENT.

               (a) Except as specifically amended above, the Loan Agreement and the other Financing Agreements shall remain in full force and effect as to each of the parties thereto (including, without limitation, FKP) and are hereby ratified and confirmed.

               (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Loan Agreement or any Loan Document, nor constitute a waiver of any provision of the Loan Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, (i) each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby, and (ii) each reference in the Loan Agreement or any Financing Agreement to the "Financing Agreements" or words of similar import shall include this Agreement and the FKP Buyer Agreements.

          11.18 EFFECT OF CASH COLLATERAL ORDER; CROSS GUARANTEES. The parties hereto agree and acknowledge that all of the provisions of the Cash Collateral Order, including but not limited to the provisions of paragraph 3 of the Cash Collateral Order, remain in full force and effect.

          11.19 PRESERVATION OF RIGHTS. Nothing in this Agreement, the Financing Agreements, the FKP Buyer Agreements or the Stock Purchase Agreement constitutes an admission by the Debtors or the Official Committee of Unsecured Creditors in the Bankruptcy Cases concerning the amount of Lenders' claim against the Debtors in the Bankruptcy Cases or the validity, enforceability or non-avoidability of Lenders' liens against the Debtors, and nothing in any of said documents is intended to be inconsistent with the terms of the Cash Collateral Order or the rights of the Debtors and the Official Committee of Unsecured Creditors in the Bankruptcy Cases to challenge the amount of Lenders' claim against the Debtors in the Bankruptcy Cases or the validity, enforceability or non-avoidability of Lenders' liens against the Debtors.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                                    ---------------------------
                                    WILLIAM H. FOGARTY


                                    ---------------------------
                                    RICHARD E. KLEIN


                                    ---------------------------
                                    ROGER BECKSTEAD


                                    ---------------------------
                                    THOMAS F. MONROE


                                    ---------------------------
                                    LARRY KELLEY


                                    ZYX INC. (formerly LOIS/USA WEST INC.)


                                    By:
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                                    Title:
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                                    LOIS/USA CHICAGO INC.


                                    By:
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                                    Name:
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             [SIGNATURE PAGE TO FORBEARANCE AND AMENDMENT AGREEMENT]


                                    LOIS/USA NEW YORK INC.


                                    By:
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                                    Name:
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                                    Title:
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                                    FOGARTY & KLEIN, INC.


                                    By:
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                                    Name:
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                                    Title:
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                                    YEAR 2K COMMUNICATIONS, INC.


                                    By:
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                                    Name:
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                                    LOIS/USA INC.


                                    By:
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                                    Name:
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                                    CONSECO FINANCE SERVICING CORP.,
                                    as Agent, Lender and Swingline Lender

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                                    Name:
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                                    Title:
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                                    GENERAL ELECTRIC CAPITAL CORPORATION,
                                    as a Lender


                                    By:
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                                    Name:
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                                    Title:
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             [SIGNATURE PAGE TO FORBEARANCE AND AMENDMENT AGREEMENT]